Exhibit 10.34

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated as of April 5, 2011 (the “Execution Date”), is made by and between GenMark Diagnostics, Inc. (“Company”) and Hany Massarany (“Executive”).

The parties agree as follows:

1. Employment/Start Date. Executive’s employment shall commence on a date determined by Executive (“Start Date”) which shall be no later than four weeks following the Execution Date. As of the Start Date, Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. It is noted, that while Executive will perform the tasks contemplated hereby on behalf of the Company, he will be employed by the Company’s wholly-owned operating subsidiary, Clinical Microsensors, Inc. Between the Execution Date and the Start Date, Executive shall provide services to the Company, up to a maximum of 20 hours per week, as a consultant.

2.	Duties.

2.1 Position. Commencing on the Start Date, Executive is employed as President and Chief Executive Officer and shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) both upon initial hire and as may be reasonably assigned from time to time and shall report directly to the Board of Directors. Notwithstanding the foregoing, Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. The Board of Directors reserves the right to modify Executive’s duties at any time in its sole and absolute discretion; provided, however, that Executive shall not, without his consent, be assigned duties that would be inconsistent with those of a chief executive officer of a comparable company to the Company. In addition, Executive shall be elected to serve as a member of Company’s Board of Directors during Executive’s employment with Company.

2.2 Full-time. Commencing on the Start Date, Executive agrees that he shall perform his duties faithfully and efficiently and to the best of his abilities, subject to the directions of the Board of Directors. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so. Notwithstanding the foregoing, during his employment, Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not interfere with the performance of Executive’s duties under this Agreement, are not competitive with the Company, do not violate the provisions of section 9 below or otherwise conflict in any material way with the business of the Company; provided, however, that Executive shall not serve on the board of directors of any business, or hold any other position with any business, without the prior consent of the Board of Directors, which consent shall not be unreasonably withheld or delayed.

2.3 Work Location. Executive’s principal place of work shall be located in Carlsbad, California.

3. At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Company subject to the provisions regarding termination set forth below in section 8. No representative of Company, other than the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement, authorized by the Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. Commencing on the Execution Date, as compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of Four Hundred Fifty Thousand Dollars ($450,000) per year payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination. The Base Salary shall be reviewed for increases by the Board of Directors in good faith, based upon Executive’s performance, not less often than annually. The term “Base Salary” shall refer to the Base Salary as so increased by the Board of Directors.

4.2 Incentive Compensation. Executive will be eligible to participate in Company’s performance incentive compensation bonus program (the “Annual Bonus Program”) with a target annual bonus equal to 75% of Executive’s Base Salary for 2011 and 100% of Executive’s Base Salary in subsequent years (“Target”). The Annual Bonus Program shall provide that Executive may earn up to a maximum of 150% of the Target then in effect based on exceeding the objectives or milestones established by the Compensation Committee of the Board of Directors (the “Compensation Committee”). For calendar year 2011, Executive will be guaranteed a minimum bonus equal to a pro rata portion of 50% of Executive’s Target calculated based on the portion of the calendar year during which Executive performs services for the Company following the Execution Date (the “2011 Guaranteed Bonus”). Except with respect to the portion of the 2011 annual bonus that represents the 2011 Guaranteed Bonus, the actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee and communicated to Executive, and shall be subject to such other terms and conditions of the Company’s Annual Bonus Program as in effect from time to time. Each bonus paid under the Annual Bonus Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

4.3 Equity Grants. On the Execution Date, Executive shall be granted (i) a non-qualified stock option to purchase 275,000 shares of Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at a per share exercise price equal to the fair market value of a share of Common Stock on the date of the grant (the “Option”), on the terms and conditions set forth in this Agreement, the Company’s 2010 Equity Incentive Plan (the “Plan”) and the corresponding Option Agreement by and between Company and Executive (the “Option Agreement”), in the form attached hereto as Exhibit A and (ii) a restricted stock award of 176,739 shares of the Company’s Common Stock, par value $0.0001 (the “Restricted Stock”), on the terms and conditions set forth in this Agreement, the Plan and the corresponding Restricted Stock Purchase Agreement by and between the Company and Executive (the “Purchase Agreement’), in the form attached hereto as Exhibit B. The terms of the Option Agreement and the Purchase Agreement shall take precedence over any conflicting terms in the Plan. In the event of a Change in Control (as defined in the Plan), the Option, the Restricted Stock and all future options and shares of restricted stock granted to Executive by Company shall immediately vest in full and, in a transaction pursuant to which the shareholders of Company receive cash consideration, Executive shall surrender Executive’s options to Company and shall receive a cash payment in an amount equal to the number of shares of Common Stock then subject to the options multiplied by the excess, if any, of the fair market value of a share of Common Stock as of the date of the Change in Control, over the exercise price per share of the Common Stock subject to the options.

4.4 Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Adjustments to Base Salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion; provided, however, that Executive’s Base Salary and Target shall not be reduced from the levels set forth in this Agreement or the levels established by the Board of Directors through future increases in Executive’s Base Salary and Target.

5. Other Benefits.

5.1 Savings and Retirement Plans. Commencing on the Start Date, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other executives of Company, in accordance with the terms of the plans, as may be amended from time to time.

5.2 Welfare Benefit Plans. Commencing on the Start Date, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other executives of Company, in accordance with the terms of the plans, as may be amended from time to time.

5.3 Vacation. Executive shall be entitled to paid vacation time consistent with the applicable policies of Company as in effect from time to time, but in any event no less than four weeks of such vacation per year.

5.4 Fringe Benefits. Executive shall be entitled to such fringe benefits as may be available generally to other executives of Company.

5.5 Unpaid Retention Bonus. If Executive’s employer from his immediately preceding employment fails to pay all or any portion of the final retention payment due to Executive in April 2011, then the Company shall reimburse Executive for any unpaid amount up to a total of $250,000, in two equal cash payments, the first made on May 31, 2011 and the other made on November 30, 2011.

6. Business Expenses. Subject to subsection 8.8(c), Executive will be reimbursed for all business-related travel and other expenses incurred in the performance of Executive’s duties on behalf of Company in accordance with Company’s policies. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies.

7. Relocation Benefit. In exchange for Executive agreeing to relocate Executive’s primary residence to San Diego County, California on or before April 30, 2012, and performing the duties referenced in subsection 2.1 above, Company will provide Executive with a relocation benefit. This will include the Company’s direct payment for house hunting trips for Executive and Executive’s immediate family, the moving of household goods and automobiles, closing and finance costs actually incurred for the purchase of Executive’s primary residence in San Diego County, California, and closing and commission costs actually incurred for the sale of Executive’s existing home in Tucson, Arizona, and from Executive’s Start Date through August 31, 2011, a temporary housing allowance of up to $5,000 per month and reasonable commuting costs between Tucson, Arizona and San Diego County, California (“Relocation Benefits”). Company may require supporting documentation from Executive prior to providing the above Relocation Benefits. The Relocation Benefits provided by Company, other than expenses for moving household goods and personal effects from Executive’s former residence to his new residence, will be included in Executive’s gross income and subject to required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Company does not make any representations regarding the tax consequences of this benefit and Executive is advised to obtain Executive’s own tax counsel for such information and guidance.

8. Termination of Executive’s Employment.

8.1 Termination Due to Death or Disability. Executive’s employment with the Company shall terminate automatically on Executive’s death. In the event of Executive’s Disability, as defined below, Company shall be entitled to terminate his employment. In the event of termination of Executive’s employment by reason of Executive’s death or Disability, Company shall pay to Executive (or his estate, as applicable), within 10 business days after Executive’s termination of employment or death, as the case may be, Executive’s Base Salary then in effect, prorated to the date of termination, and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of Company (collectively, the “Accrued Benefits”). In addition, Executive shall receive a bonus pursuant to subsection 4.2 for the fiscal year in which the termination of employment or death, as applicable, occurs based on actual performance for such full fiscal year under the Annual Bonus Program, determined solely by the achievement of those corporate financial goals and objectives established for the officers of the Company, including Executive (and not upon the achievement of any additional operating, strategic or other goals or objectives established only for Executive, and without the exercise of any negative discretion), multiplied by a fraction, the numerator of which is the number of days that Executive was employed by Company during such fiscal year, and the denominator of which is 365. Such prorated bonus shall be payable at the time that bonuses are payable to officers of Company generally for such fiscal year (and not later than March 15 following the year in which the termination of employment occurs). Upon Executive’s termination of employment by reason of death or Disability, all outstanding Company equity awards, including but not limited to the Option and the Restricted Stock, shall vest and, in the case of stock options, become exercisable on the date of termination and, in the case of stock options, remain exercisable until the expiration date of such option. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of Executive that prevents the normal performance of substantially all his duties for a period in excess of 90 consecutive days or for more than 180 days in any consecutive 12-month period. The payments contemplated by this Section 8.1 to be made in the event of termination of Executive’s employment by reason of Executive’s death or Disability shall be made in lieu of any other payments contemplated to be made to Executive pursuant to any section of this Agreement and all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

8.2 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) any act or omission that constitutes a material breach by Executive of any of his material obligations under this Agreement or the Employee Innovations and Proprietary Rights Agreement (in the form attached hereto as Exhibit C), after a written demand for substantial performance is delivered to Executive by the Board of Directors that specifically identifies the manner in which the Board of Directors believes that Executive has materially breached such obligations and Executive’s failure to cure such alleged breach not later than 30 days following his receipt of such notice; (b) Executive’s conviction of, or plea of nolo contendere to, any felony; (c) Executive’s ongoing willful refusal to follow the proper and lawful directions of the Board of Directors after a written demand for substantial performance is delivered to Executive by the Board of Directors that specifically identifies the manner in which the Board of Directors believes that Executive has refused to follow its instructions and Executive’s failure to cure such refusal not later than 30 days following his receipt of such notice; or (d) any acts or omissions constituting willful misconduct by Executive (including any violation of federal securities laws) which is materially and demonstrably injurious to the financial condition or business reputation of Company and its subsidiaries, taken as a whole. For purposes of this subsection 8.2, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Company. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Board of Directors or (ii) the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company. In the event Executive’s employment is terminated in accordance with this subsection 8.2, Executive shall be entitled to receive the Accrued Benefits. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the benefits described in subsections 8.3 and 8.4 below.

8.3 Termination Without Cause by Company or by Executive for Good Reason/Severance.

(a) Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. If (i) Executive provides written notice to Company of the occurrence of Good Reason event (as defined below) within 90 days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason, (ii) Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (iii) Executive resigns within six months after the initial existence of such circumstances; then Executive’s termination of employment shall constitute a resignation for Good Reason. In the event of Company’s termination without Cause or Executive’s resignation for Good Reason, Executive will receive (i) the Accrued Benefits and (ii) the sum of (A) the Base Salary at the time of termination plus (B) the last annual bonus actually paid to Executive prior to such termination (the “Severance Payment”). Subject to Section 8.8, such Separation Payment shall be paid in a lump sum payment on the sixtieth day following the termination date. In addition, (i) all outstanding Company equity awards, including but not limited to the Option and the Restricted Shares, shall vest and, in the case of stock options, become exercisable on the date of termination and, in the case of stock options, remain exercisable until the expiration date of such option and (ii) during the one-year period commencing on the date of termination of employment, Company shall reimburse Executive for a portion of any premium payments made in order to continue his group health insurance pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) such that the health insurance provided under COBRA during such one-year period shall have the same after-tax cost to Executive and/or Executive’s family, as Executive would have been required to pay pursuant to the Company’s plans, programs, practices and policies providing health care had Executive’s employment continued under this Agreement for such period (“Healthcare Continuation Coverage”). Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the reimbursement provided hereunder shall cease. Executive will only receive the Severance Payment if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 12.8 below; (ii) executes a full general release in a form attached hereto as Exhibit D, releasing all claims, known or unknown, that Executive may have against Company arising out of or in any way related to Executive’s employment or termination of employment with Company which release shall contain a provision that provides that neither Executive nor Company will make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the other, and such release has become effective in accordance with its terms prior to the 60th day following the termination date; and (iii) agrees to cooperate with pending litigation during the one-year severance period, subject to reimbursement of reasonable out-of-pocket travel costs and expenses.

(b) For purposes of this Agreement, resignation for “Good Reason” shall mean termination of employment by Executive because of the occurrence of any of the following events, without Executive’s prior written consent: (A) a material breach of this Agreement by Company (including but not limited to a removal of Executive from the office of Chief Executive Officer for a reason other than Cause or Disability); (B) Executive’s failure to be elected or reelected to the Board of Directors; (C) a material diminution in Executive’s then authority, duties or responsibilities; (D) a reduction by Company in Executive’s Base Salary or Target; or (E) relocation of Executive’s base office to an office that is more than 30 highway miles from Executive’s base office prior to such relocation.

8.4 Change in Control Severance.

(a) In the event Executive’s employment is terminated without Cause (other than pursuant to Section 8.1) or Executive resigns for Good Reason within six months preceding or 24-months following a Change in Control (as defined in the Plan) then in lieu of the payments and benefits contemplated by Section 8.3, Executive shall be entitled to receive (i) the Accrued Benefits, (ii) the product of 2 multiplied by the sum of (A) Base Salary at the time of termination plus (B) the last annual bonus actually paid to Executive prior to such termination (the “Change in Control Severance Payment”), (iii) Healthcare Continuation Coverage for the 24-month period following such termination of employment, and (iv) all outstanding Company equity awards shall vest and, in the case of stock options, become exercisable on the date of termination and, in the case of stock options, remain exercisable until the expiration date of such option. In the event that Executive’s employment shall be terminated by Company without Cause (other than pursuant to Section 8.1) or by Executive for Good Reason within six months preceding a Change in Control, Executive’s Change in Control Severance Payment shall be reduced by any Severance Payments paid to Executive pursuant to Section 8.3. Subject to Section 8.8, Company (or the successor thereto) shall pay the Change in Control Severance Payment to Executive in a lump sum on the sixtieth day following the Change in Control (in the case of Executive’s termination of employment within six-months preceding a Change in Control) or termination of employment (in the case of Executive’s termination of employment within 24-months following a Change in Control).

(b) For purposes of this subsection 8.4, the term “Good Reason” shall have the same meaning as such term is defined in subsection 8.3 with the following modifications: (i) failure of Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement and (ii) upon or within 24 months following a Change in Control, either (A) Executive is not the chief executive officer of the publicly-traded entity resulting from such Change in Control or of the publicly-traded parent of such entity, in either case reporting directly to the board of directors of such publicly-traded entity or such publicly-traded parent, or (B) there is no publicly-traded entity resulting from such Change in Control and no publicly-traded parent of such entity.

8.5 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation, Executive will be entitled to receive Executive’s Base Salary and benefits for the thirty-day notice period and the Accrued Benefits. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the benefits described in Sections 8.3 and 8.4 above.

8.6 Pay in Lieu of Notice Period. Should Company terminate Executive’s employment without Cause or Executive voluntarily resign Executive’s employment without

Good Reason upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary for thirty (30) days in lieu of any portion of the notice period.

8.7 Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of Company, and take all necessary action to accomplish such resignation.

8.8 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (the “Section 409A Regulations”) and which is payable upon Executive’s “termination of employment” shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date, with interest at a rate of 5% per annum.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. The payments to Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

9. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If Company’s Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

10. Confidentiality and Proprietary Rights. As a condition of employment, Executive agrees to read, sign and abide by Company’s Confidentiality and Non-Disclosure Agreement which is attached hereto as Exhibit E.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 9-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

12.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute arising under this Agreement unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.8 Survival. Sections 8 (“Termination of Executive’s Employment), 9 (“No Conflict of Interest”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Injunctive Relief”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement, and any other rights and obligations of either party hereto which by their terms must or may be performed following the termination or expiration of this Agreement, shall survive any such termination or expiration.

13. Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	4/5/11	/s/Hany Massarany
Hany Massarany

GENMARK DIAGNOSTICS, INC.

Dated:	4/5/11	By:	/s/ Chris Gleeson
Chris Gleeson
Chairman and Chief Executive Officer

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